Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated as of December 4, 2014 (the “Effective Date”) and is entered into by and between Todd L. Salmans (“Executive”) and Hilltop Holdings Inc., a Maryland corporation (the “Company”), on behalf of itself and all of its subsidiaries (collectively “Employer”).  As an inducement to continuing to render services to Employer, Executive and Employer agree as follows:

1.                                      Employment.  Upon the terms and subject to the conditions contained in this Agreement, Executive agrees to provide full-time services for Employer during the term of this Agreement.  Executive agrees to devote his best efforts to the business of Employer, and shall perform his duties in a diligent, trustworthy and business-like manner, all for the purpose of advancing the business of Employer.

2.                                      Duties.  The duties of Executive shall be those duties that can reasonably be expected to be performed by a person with the title of Chief Executive Officer of a national mortgage company and its subsidiaries.  Executive’s duties may, from time to time, be changed or modified at the discretion of the President and Chief Executive Officer of the Company.  Executive has received and is familiar with the Company’s and Employer’s employment, ethics and insider trading policies and procedures, and understands and agrees his duties include compliance with such policies and procedures, as amended from time to time.

3.                                      Salary and Benefits.

(a)                                 Base Salary.  Employer shall, during the term of this Agreement, pay Executive an annual base salary of Seven Hundred Fifty Thousand Dollars ($750,000).  Such salary shall be paid in semi-monthly installments less applicable withholding and salary deductions.  Base salary shall be reviewed at least annually by the Company, but may not be reduced.

(b)                                 Sign-on Cash Bonus.  Employer shall pay Executive a sign-on bonus of Two Hundred Sixty Thousand Dollars ($260,000), less applicable withholding and salary deductions, payable as soon as administratively practicable following the Effective Date, but in no event later than thirty (30) days following the Effective Date, provided that Executive is employed by Employer on such date.

(c)                                  Annual Bonus.  Executive shall be eligible to participate in an annual incentive bonus program adopted by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”), or whomever is delegated such authority by the Board (the “Incentive Bonus”).  The Incentive Bonus shall not be based upon performance criteria that would encourage Executive to take any unnecessary and excessive risks that threaten the value of Employer, and Employer expressly discourages Executive from taking such risks.  Subject to the terms of the annual incentive bonus program, any bonus payable under this Section 3(c) shall be paid on or before March 15 of the year following the year for which the bonus is payable.

(d)                                 Long-Term Incentive Awards.  Executive shall be eligible to participate in any long-term incentive award programs adopted by the Compensation Committee, or whomever is delegated such authority by the Board (an “LTIP Award”).  An LTIP Award shall be subject to the terms and conditions of the applicable long-term incentive award program and an award agreement between Executive and Employer.  An LTIP Award shall not be based upon performance criteria that would encourage Executive to take any unnecessary and excessive risks that threaten the value of Employer, and Employer expressly discourages Executive from taking such risks.  Executive agrees to execute any documents requested by Employer in connection with the grant of an LTIP Award pursuant to this Section 3(d).

(e)                                  Reimbursement of Expenses.  Employer shall reimburse Executive for all out-of-pocket expenses incurred by Executive in the course of his duties, in accordance with Employer’s normal policies.  Executive shall be required to submit to Employer appropriate documentation supporting such out-of-pocket expenses as a prerequisite to reimbursement in accordance with Employer’s normal policies.  The amount of expenses eligible for reimbursement under this Section 3(e) during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.  Reimbursement of eligible expenses shall be made on or before the last day of the calendar year following the calendar year in which the expenses were incurred.

(f)                                   Employee Benefits.  Executive shall be entitled to participate in the employee benefit programs generally available to employees of Employer.

(g)                                  Benefits Not in Lieu of Compensation.  No benefit or perquisite provided to Executive shall be deemed to be in lieu of base salary or other compensation.

4.                                      Term of Agreement.  This Agreement shall become effective and binding immediately upon its execution and shall remain in effect until the date that is the third anniversary of the Effective Date (such third anniversary date being referred to herein as, the “Term Date”).  Unless Employer and Executive agree in writing to extend the term of this Agreement at any time on or before the Term Date, this Agreement shall expire on the Term Date.

5.                                      General Termination Provisions.  If Executive has a Termination of Employment during the term of this Agreement, other than under the provisions of Section 6, then upon such Termination of Employment, Employer will be liable to Executive for all payments (if any) as described in Section 5, as follows:

(a)                                 Termination by Employer.  Employer may terminate Executive’s employment and this Agreement under this Section 5 only upon the occurrence of one or more of the following events and under the conditions described below.

(i)                                     Termination For Cause.  Employer may discharge Executive for Cause, and, upon such Termination of Employment, this Agreement shall terminate immediately (except for such provisions of this Agreement that expressly survive termination hereof) and Executive shall be entitled to receive:

(A)                               Executive’s base salary through the effective date of such Termination of Employment at the annual rate in effect at the time Notice of Termination is given, payable within ten (10) business days after the effective date of such Termination of Employment;

(B)                               all earned and unpaid and/or vested, nonforfeitable amounts owing at the effective date of such Termination of Employment under this Agreement or any compensation and benefit plans, programs, and arrangements of Employer and its affiliates in which Executive theretofore participated, payable in accordance with the terms and conditions of this Agreement or the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted; and

(C)                               reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Employer policy prior to the effective date of such Termination of Employment (collectively, (A) through (C) above shall be the “Accrued Amounts”).

(ii)                                  Termination Without Cause.  If Employer shall discharge Executive without Cause (other than pursuant to a Change in Control as described in Section 6), then upon such Termination of Employment, this Agreement shall terminate immediately (except for such provisions of this Agreement that expressly survive termination hereof) and Executive shall be entitled to receive the Accrued Amounts.  In addition, conditioned upon Executive’s execution and delivery to Employer of a release, in a form provided at the time of termination by Employer, within forty-five (45) days following such Termination of Employment, Executive shall be entitled to receive:

(A)                               a cash amount equal to one (1) times the sum of (1) the annual base salary rate of Executive immediately prior to the effective date of such Termination of Employment, and (2) an amount equal to the Incentive Bonus paid to Executive in respect of the calendar year immediately preceding the year of the Termination of Employment, payable in a lump-sum payment within sixty (60) days of the effective date of such Termination of Employment; and

(B)                               provided Executive elects continuation of coverage under Employer’s group health plan pursuant to COBRA, Employer shall reimburse Executive for his COBRA premiums for a period of twelve (12) months following the date of such Termination of Employment, or until Executive is otherwise eligible for health coverage under another employer group health plan.  To the extent the benefits provided under this Section 5(a)(ii) are otherwise taxable to Executive, such benefits, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance issued thereunder (“Section 409A”), shall be provided as separate monthly in-kind payments of those benefits, and to the extent those benefits are subject to and not otherwise excepted from Section 409A of the Code, the provision of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

(iii)                           Termination Because of Death or Disability.  In the event of Executive’s death or disability (within the meaning of Employer’s disability policy that is in effect at the time of disability), upon such Termination of Employment, this Agreement shall terminate immediately and Executive (or his estate) shall be entitled to receive the Accrued Amounts.

(b)                                 Termination by Executive.  Executive may voluntarily terminate this Agreement at any time following its execution.  If Executive shall voluntarily terminate his employment for any reason, this Agreement shall terminate immediately (except for such provisions of this Agreement that expressly survive termination hereof) and Executive shall be entitled to receive the Accrued Amounts.

6.                                      Termination Upon Change in Control.

(a)                                 Upon the discharge of Executive by Employer without Cause within the twelve (12) months immediately following, or the six (6) months immediately preceding, a Change in Control; then upon such Termination of Employment, this Agreement shall terminate immediately (except for such provisions of this Agreement that expressly survive termination hereof) and Executive shall be entitled to receive the Accrued Amounts.  In addition, conditioned upon Executive’s execution of a release, in a form provided by Employer, within forty-five (45) days following such Termination of Employment, Executive shall be entitled to receive:

(i)                                     a cash amount equal to two (2) times the sum of (A) the annual base salary rate of Executive immediately prior to the effective date of such Termination of Employment, and (B) an amount equal to the Incentive Bonus paid to Executive in respect of the calendar year immediately preceding the year of the Termination of Employment, payable in a lump-sum payment within sixty (60) days of the effective date of such Termination of Employment (or, if later, the effective date of the Change in Control); and

(ii)                                  provided Executive elects continuation of coverage under Employer’s group health plan pursuant to COBRA, Employer shall reimburse Executive for his COBRA premiums for a period of twelve (12) months following the date of such Termination of Employment, or until Executive is otherwise eligible for health coverage under another employer group health plan.  To the extent the benefits provided under this Section 6(a) are otherwise taxable to Executive, such benefits, for purposes of Section 409A shall be provided as separate monthly in-kind payments of those benefits, and to the extent those benefits are subject to and not otherwise excepted from Section 409A of the Code, the provision of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year;

(b)                                 Anything in this Section 6 to the contrary notwithstanding, in the event it shall be determined that any payment or distribution made, or benefit provided, by Employer to or for the benefit of Executive pursuant to this Agreement or any plan, program, or arrangement of Employer (whether paid or payable or distributed or distributable or provided pursuant to the terms hereof or otherwise) would constitute a “parachute payment” as defined in Section 280G of the Code, then the benefits payable to Executive under this Agreement or such plan, program, or arrangement shall be reduced so that the aggregate present value of all payments in the nature of compensation to (or for the benefit of) Executive which are contingent on a change of control (as defined in Section 280G(b)(2)(A) of the Code) is One Dollar ($1.00) less than the amount which Executive could receive without being considered to have received any parachute payment (the amount of this reduction in the benefits payable is referred to herein as the “Excess Amount”).  The determination of the amount of any reduction required by this Section 6(b) shall be made by an independent accounting firm selected by Employer, and such determination shall be conclusive and binding on the parties hereto.

(c)                                  Notwithstanding anything to the contrary contained herein, any amounts payable to Executive pursuant to Section 6(a) shall be reduced by any amounts previously received by Executive pursuant to Section 5 above.

7.                                      Definitions.

(a)                                 Cause.  “Cause” for termination shall mean that, prior to any termination pursuant to Section 5(a)(i) hereof, Executive shall have committed or caused:

(i)	an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with Employer;

(ii)	intentional wrongful damage to property of Employer;

(iii)	intentional wrongful disclosure of trade secrets or confidential information of Employer;

(iv)	intentional violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order;

(v)	intentional breach of fiduciary duty involving personal profit;

(vi)	intentional action or inaction that causes material economic harm to Employer;

(vii)	a material violation of the Company’s or Employer’s written policies, standards or guidelines applicable to Executive; or

(viii)	the failure or refusal of Executive to follow the reasonable lawful directives of the Board or his supervisors.

provided, however, that none of the actions described in clauses (ii) through (vii) above shall constitute grounds for a “Cause” termination unless any such act or actions shall have been determined by the Compensation Committee to have been materially harmful to Employer.  For the purposes of this Agreement, no act or failure to act on the part of Executive shall be deemed “intentional” unless done or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of Employer.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority (50.1%) of the members of the Compensation Committee then in office at a meeting of the Compensation Committee called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with his counsel, to be heard before such members), finding that in the good faith opinion of such members, Executive had committed an act set forth above in this Section 7(a) and specifying the particulars thereof in detail.

(b)                                 Change in Control.  A “Change in Control” means and shall be deemed to have occurred for purposes of this Agreement if and when any of the following occur:

(i)                                     The acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-three percent (33%) or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (4) any acquisition by a Person who holds or controls entities that, in the aggregate (including the holdings of such Person), hold or control ten percent (10%) or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities on the Effective Date, or (5) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B), and (C) of subsection (iii) of this Section 7(b);

(ii)                                  Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)                               Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries with a third party or sale or other disposition of all or substantially all of the assets of the Company to a third party, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent securities), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination, or any Person who holds or controls entities that, in the aggregate (including the holdings of such Person), hold or control ten percent (10%) or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities on the Effective Date) beneficially owns, directly or indirectly, thirty-three percent (33%) or more of, respectively, the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, the equivalent body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)                              The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(c)                                  COBRA.  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(d)                                 Notice of Termination.  “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and the termination date, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination of Employment under the provision so indicated.  Any purported Termination of Employment by Employer or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12 hereof.

(e)                                  Termination of Employment.  “Termination of Employment” shall mean a “separation from service” as such term is defined in the regulations issued under Section 409A.

8.                                      Governing Law.  This Agreement is made and entered into in the State of Texas, and the laws of Texas shall govern its validity and interpretation in the performance by the parties of their respective duties and obligations.

9.                                      Entire Agreement.  This Agreement constitutes the entire agreement between the parties concerning the employment of Executive, and there are no representations, warranties or commitments other than those in writing executed by all of the parties.  This is an integrated agreement.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

10.                               Arbitration.

(a)                                 Executive and Employer acknowledge and agree that any claim or controversy arising out of or relating to this Agreement or the breach of this Agreement or any other dispute arising out of or relating to the employment of Executive by Employer, shall be settled by final and binding arbitration in the City of Dallas, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date the claim or controversy arises.

(b)                                 All claims or controversies subject to arbitration shall be submitted to arbitration within six (6) months from the date the written notice of a request for arbitration is effective.  All claims or controversies shall be resolved by a panel of three (3) arbitrators who are licensed to practice law in the State of Texas and who are experienced in the arbitration of labor and employment disputes.  These arbitrators shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time the claim or controversy arises.  Either party may request that the arbitration proceeding be stenographically recorded by a Certified Shorthand Reporter.  The arbitrators shall issue a written decision with respect to all claims or controversies within thirty (30) days from the date the claims or controversies are heard in arbitration.  The parties shall be entitled to be represented by legal counsel at any arbitration proceeding.  Executive and Employer acknowledge and agree that each party will bear fifty percent (50%) of the cost of the arbitration proceeding.  The parties shall be responsible for paying their own attorneys’ fees, if any.

(c)                                  Employer and Executive acknowledge and agree that the arbitration provisions in Sections 10(a) and 10(b) may be specifically enforced by either party and submission to arbitration proceedings compelled by any court of competent jurisdiction.  Employer and Executive further acknowledge and agree that the decision of the arbitrators may be specifically enforced by either party in any court of competent jurisdiction.

(d)                                 Notwithstanding the arbitration provisions set forth above, Executive and Employer acknowledge and agree that nothing in this Agreement shall be construed to require the arbitration of any claim or controversy arising under the NON-DISCLOSURE, NON-INTERFERENCE, NON-COMPETITION, and NON-DISPARAGEMENT provisions set forth at Sections 13 through 16 of this Agreement.  These provisions shall be enforceable by any court of competent jurisdiction and shall not be subject to ARBITRATION pursuant to Sections 10(a)-(c).  Executive and Employer further acknowledge and agree that nothing in this Agreement shall be construed to require arbitration of any claim for workers’ compensation benefits (although any claims arising under Tex. Labor Code § 450.001 shall be subject to arbitration) or unemployment compensation.

11.                               Assistance in Litigation.  Executive shall make himself available, upon the request of Employer, to testify or otherwise assist in litigation, arbitration or other disputes involving Employer, or any of its directors, officers, employees, subsidiaries or parent corporations, during the term of this Agreement and at any time following the termination of this Agreement.

12.                               Notice.  Any notice or communication required or permitted to be given to the parties shall be delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or to such other address as the party addressed may have substituted by notice pursuant to this Section.  Any notice given pursuant to this Section 12 will be effective immediately upon delivery if delivered in person or three (3) days after mailing deposited in the United States addressed as set forth below:

(a)                                 If to Employer:

Hilltop Holdings Inc.

200 Crescent Court, Suite 1330

Dallas, Texas 75201

Attention:  General Counsel

(b)                                 If to Executive:

Todd L. Salmans

18111 Preston Road, Suite 900

Dallas, Texas 75252

13.                               Non-Disclosure of Confidential Information.  Employer agrees to provide Executive access to Employer’s Confidential Information, which information will be necessary to Executive’s performance of the duties and responsibilities contemplated herein.  Executive acknowledges that such Confidential Information is a valuable asset of Employer and that any disclosure or unauthorized use of any Confidential Information by Executive will cause irreparable harm and loss to Employer.  For the purposes of this Agreement, “Confidential Information” shall mean trade secrets, confidential or proprietary information, including, but not limited to the following:   methods of operation, products, inventions, services, processes, equipment, know-how, technology, technical data, policies, strategies, designs, formulas, developmental or experimental work, improvements, discoveries, research, plans for research or future products and services, database schemas or tables, software, development tools or techniques, training procedures, training techniques, training manuals, business information, marketing and sales methods, plans and strategies, competitors, markets, market surveys, techniques, production processes, infrastructure, business plans, distribution and installation plans, processes and strategies, methodologies, budgets, financial data and information, customer and client information, prices and costs, fees, customer and client lists and profiles, employee, customer and client nonpublic personal information, supplier lists, business records, product construction, product specifications, audit processes, pricing strategies, business strategies, marketing and promotional practices, management methods and information, plans, reports, recommendations and conclusions, information regarding the skills and compensation of employees and contractors of Employer, and other business information disclosed to Executive by Employer, either directly or indirectly, in writing, orally, or by drawings or observation.  Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on the Effective Date, (b) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder, or (c) was known by Executive prior to his employment by Employer.  Executive agrees that during the term of this Agreement and thereafter, Executive will not disclose any Confidential Information.

i.                                          Upon the termination of Executive’s employment for any reason, Executive shall immediately return and deliver to Employer any and all Confidential Information, software, devices, cell phones, personal data assistants, credit cards, data, reports, proposals, lists, correspondence, materials, equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to Employer or relate to Employer’s business and which are in Executive’s possession, custody or control, whether prepared by Executive or others.  If at any time after termination of Executive’s employment Executive determines that Executive has any Confidential Information in Executive’s possession or control, Executive shall immediately return to Employer all such Confidential Information in Executive’s possession or control, including all copies and portions thereof.

ii.                                       Throughout Executive’s employment with Employer and thereafter: (A) Executive shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all Company policies protecting the Confidential Information; and (B) Executive shall not, directly or indirectly, utilize, disclose or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of Executive’s duties.

14.                               Non-Interference.  Executive covenants and agrees that during the Restricted Period (as defined below), Executive shall not recruit, hire or attempt to recruit or hire other employees of Employer, directly or by assisting other employees of Employer or others, nor shall Executive contact or communicate with any other employees of Employer for the purpose of inducing other employees of Employer to terminate their employment with Employer.  For purposes of this covenant, “other employees of Employer” shall refer to employees who are still actively employed by or doing business with Employer at the time of the attempted recruiting or hiring.

15.                               Non-Competition.  Ancillary to his promise to protect the Confidential Information of Employer, Executive agrees that during the term of this Agreement, and for a period of twelve (12) months following the earlier of (i) his Termination of Employment or (ii) the termination of this Agreement (the “Restricted Period”), Executive shall not, other than in connection with Executive’s duties under this Agreement, engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, lend Executive ‘s name or any similar name to, lend Executive ‘s credit to or render services or advice to any business that provides services of investment banking, consumer banking, commercial banking, financial advisory services, mortgage banking, residential mortgage brokerage, commercial mortgage brokerage, equipment leasing, personal property leasing, personal insurance, commercial insurance, title insurance or other financial services of any type whatsoever anywhere within the state of Texas; provided, however, Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

Executive further acknowledges that:

(a)                                 The services to be performed by Executive under this Agreement are of a special, unique, unusual, extraordinary and intellectual character;

(b)                                 Employer’s business is statewide in scope and its products and services are marketed throughout the state of Texas;

(c)                                  Employer competes with other businesses that are or could be located in any part of the state of Texas; and

(d)                                 The provisions of this Section 15 are reasonable and necessary to protect Employer’s business.

16.                               Non-Disparagement.                            During the term of this Agreement and after Executive’s Termination of Employment for any reason, Executive agrees not to, directly or indirectly, disclose, communicate, or publish any disparaging, negative, harmful, or disapproving information, written communications, oral communications, electronic or magnetic communications, writings, oral or written statements, comments, opinions, facts, or remarks, of any kind or nature whatsoever (collectively, “Disparaging Information”), that disparages the reputation of Employer, its products, services or employees. Executive acknowledges that in executing this Agreement, he has knowingly, voluntarily, and intelligently waived any free speech, free association, free press, or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under the Texas Constitution) rights to disclose, communicate, or publish Disparaging Information concerning or related to Employer.  Executive further acknowledges and agrees that any breach or violation of this non-disparagement provision shall entitle Employer to seek injunctive relief to prevent any future breaches of this provision and/or to sue Executive under the provisions of this Agreement for the immediate recovery of any damages caused by such breach.

17.                               Tolling.  If Executive violates any of the restrictions contained in Sections 13 through 16, the Restricted Period shall be suspended and shall not run in favor of Executive from the time of the commencement of any violation until the time when Executive cures the violation to the satisfaction of Employer; the period of time in which Executive is in breach shall be added to the Restricted Period.

18.                               Injunctive Relief and Additional Remedy.  Executive acknowledges that the injury suffered by Employer as a result of a breach of Sections 13 through 16 of this Agreement would be irreparable and that an award of money damages to Employer for such a breach would be an inadequate remedy.  Consequently, Employer shall have the right, in addition to any other rights it may have, to obtain relief to restrain any breach or threatened breach or otherwise to specifically enforce Sections 13 through 16 of this Agreement, and Employer will not be obligated to post bond or other security in seeking such relief.  Without limiting Employer’s rights under this Section 18 or any other remedies of Employer, if Executive breaches the provisions of Sections 13 through 16, Employer shall have the right to cease making payments otherwise due to Executive under this Agreement.

19.                               Reasonableness.  Executive hereby represents to Employer that Executive has read and understands, and agrees to be bound by, the terms of Sections 13 through 16.  Executive acknowledges that the geographic scope and duration of the covenants contained in Sections 13 through 16 are fair and reasonable in light of (a) the nature and wide geographic scope of the operations of Employer’s business; (b) Executive’s level of control over and contact with the business in Texas; and (v) the amount of compensation, trade secrets and Confidential Information that Executive is receiving in connection with Executive’s employment by Employer.  It is the desire and intent of the Parties that the provisions of Sections 13 through 16 be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, Executive and Employer hereby waive any provision of applicable law that would render any provision of Sections 13 through 16 invalid or unenforceable.

20.                               Binding Agreement and Successors.  This Agreement shall inure to the benefit of and be enforceable by Executive’s and Employer’s respective personal or legal representatives, executors, administrators, assigns, successors, heirs, distributees, devisees, and legatees.  Notwithstanding anything herein to the contrary, the duties of Executive hereunder are personal in nature and may not be assigned to any other person or entity.  If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee, or other designee, or, if there be no such designee, to his estate.  In the event of a Change in Control, Employer shall require any successor (whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place.

21.                           No Mitigation of Amounts Payable Hereunder.  Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the date of termination or otherwise.

22.                               Captions.  The captions of this Agreement are inserted for convenience and are not part of the Agreement.

23.                               Gender and Number.  Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

24.                               Severability.  In case of any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any other respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement.  This Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been a part of the Agreement and there shall be deemed substituted therefor such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law.

25.                               Amendment.  Except as otherwise provided herein, this Agreement may not be amended or modified at any time except by a written instrument approved by the Compensation Committee, and executed by Employer and Executive.  Any attempted amendment or modification without such approval and execution shall be null and void ab initio and of no effect.  Notwithstanding the foregoing provisions of this Section 25, the Compensation Committee may change or modify this Agreement without Executive’s consent or signature if the Compensation Committee determines, in its sole discretion, that such change or modification is required for purposes of compliance with or exemption from the requirements of Section 409A.

26.                               No Waiver.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

27.                               Survival of Provisions.  The covenants and agreements of the parties set forth in Sections 5, 6, and 8 through 21 are of a continuing nature and shall survive the expiration, termination or cancellation of this Agreement, regardless of the reason therefor.

28.                               Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

29.                               Section 409A.  In the event that it is reasonably determined by Employer or Executive that, as a result of Section 409A, any of the payments that Executive is entitled to under the terms of this Agreement or any nonqualified deferred compensation plan (as defined under Section 409A) may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing Executive to be subject to an income tax penalty and interest, Employer will make such payment (with interest thereon) on the first day that would not result in Executive incurring any tax liability under Section 409A.  In addition, other provisions of this Agreement or any other plan notwithstanding, Employer shall have no right to accelerate any such payment or to make any such payment as the result of an event if such payment would, as a result, be subject to the tax imposed by Section 409A.

30.                           Six Month Delay.  To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s Termination of Employment with Employer constitute deferred compensation subject to Section 409A; (ii) Executive is deemed at the time of his Termination of Employment to be a “specified employee” under Section 409A; and (iii) at the time of Executive’s Termination of Employment, Employer is publicly traded (as defined in Section 409A), then such payments (other than any payments permitted by Section 409A to be paid within six (6) months of Executive’s Termination of Employment) shall not be made until the earlier of (x) the first day of the seventh (7th) month following Executive’s Termination of Employment or (y) the date of Executive’s death following such Termination of Employment.  During any period that payment or payments to Executive are deferred pursuant to the foregoing, Executive shall be entitled to interest on the deferred payment or payments at a per annum rate equal to Federal-Funds rate as published in The Wall Street Journal on the date of Executive’s Termination of Employment with Employer.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 30 (together with accrued interest thereon) shall be paid to Executive or Executive ‘s beneficiary in one lump sum.

EXECUTIVE

/s/ Todd L. Salmans

Name:	Todd L. Salmans

Date:	December 4, 2014

HILLTOP HOLDINGS INC.

By:	/s/ Corey G. Prestidge

Its:	EVP & General Counsel

Date:	December 4, 2014